Exhibit 10.27
USA MOBILITY, INC.

2009 LONG-TERM INCENTIVE PLAN

CASH TARGET AWARD AGREEMENT
          THIS CASH TARGET AWARD AGREEMENT (the “Agreement”) is made and entered into as of                     , 2009 (the “Grant Date”), by and between USA Mobility, Inc., a Delaware corporation (the “Company”), and                                          (the “Participant”).
RECITALS
     WHEREAS, the Company maintains the 2009 Long Term Incentive Plan (the “LTIP”) pursuant to which the Company desires to provide certain executives with long-term incentives to induce such executives to continue in the employ of the Company and its Affiliates, encourage the executives’ aggressive support of the Company’s Long Range Plan, and promote the best interests of the Company and its shareholders; and
     WHEREAS, the Compensation Committee of the Company’s Board of Directors, which administers the LTIP, desires to grant the Participant an opportunity to earn a cash bonus based on the Company’s success of achieving certain Performance Goals during the Performance Period, which ends on December 31, 2012, in accordance with the terms of the LTIP; and
     WHEREAS, the Company desires to memorialize the grant of the cash bonus opportunity to the Participant and set forth the terms and conditions of such award, and the Participant desires to memorialize his or her acceptance of such award and the terms and conditions thereof, set forth in this Agreement. All capitalized terms not defined in this Agreement shall have the meanings given to such terms in the LTIP.
     NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:
          1. Grant of Cash Target Award Bonus Opportunity. Subject to the terms and conditions set forth in this Agreement and the LTIP, the Company hereby grants the Participant the opportunity to earn a cash bonus equal to                     , subject to the terms, restrictions and other conditions set forth in this Agreement and the LTIP (the “Cash Target Award”).
          2. Bonus Pool. The Committee, in its sole discretion, shall establish a Bonus Pool to pay Cash Target Awards. The Participant shall not have any interest in any specific assets of the Company by reason of this award or any Bonus Pool established to pay Cash Target Awards.
          3. Vesting. The Cash Target Award shall be subject to forfeiture until vested in accordance with the following vesting conditions, and any right to receive actual payment of the Cash Target Award shall be subject to Paragraph 4 herein.

          (a) If, after the conclusion of the Performance Period, the Committee reasonably determines that the Performance Goals have been met, the Cash Target Award shall fully vest.
          (b) In the event of a Change of Control, vesting shall be accelerated as follows provided that the Company is on track to meet the objectives in the Company’s Long Range Plan as reasonably determined by the Committee (as comprised immediately prior to the Change of Control).
          (i) If a Change of Control occurs during either of the first two years of the Performance Period, fifty percent (50%) of the Cash Target Award shall vest.
          (ii) If a Change of Control occurs during the third year of the Performance Period, seventy-five percent (75%) of the Cash Target Award shall vest.
          (iii) If a Change of Control occurs during the final year of the Performance Period, one-hundred percent (100%) of the Cash Target Award shall become immediately and fully vested.
If the Participant’s Cash Target Award is granted after January 15, 2009, the accelerated vesting described above will apply on a prorated basis based on the number of days Participant worked during the Performance Period. For clarity, if the Participant becomes a participant in the LTIP in the second year of the Performance Period, accelerated vesting of his Cash Target Award (prorated as described in Paragraph 4(b), below) will be calculated as follows: fifty percent (50%) of a Participant’s unvested Cash Target Award will be multiplied by a fraction, the numerator of which is the number of days the Participant was a participant in the LTIP during the Performance Period, and the denominator of which is the total number of days in the Performance Period.
          (c) The Committee, in its sole discretion, may accelerate the time at which the Cash Target Award vests provided that the Company is on track to meet the objectives in the Company’s Long Range Plan.
          4. Forfeiture or Pro-Ration of the Cash Target Award.
          (a) If the Participant involuntarily Separates from Service without Cause during his or her first year of participation in the LTIP, this Agreement shall automatically terminate and the Cash Target Award shall be forfeited as of the date of the Participant’s Separation from Service.
          (b) If the Participant is terminated for Cause or voluntarily Separates from Service prior to the date Cash Target Award is paid, this Agreement shall automatically terminate and the Cash Target Award shall be forfeited as of the date of the Participant’s Separation from Service (whether or not such award is vested in accordance with Section 3 herein).

          (c) If the Participant involuntarily Separates from Service without Cause or due to disability (defined below) after one year from the Grant Date has elapsed, the Participant’s Cash Target Award shall be pro-rated to the date of Separation from Service as follows: one-hundred percent (100%) of the Cash Target Award granted herein will be multiplied by a fraction, the numerator of which is the number of days the Participant was continuously providing services to the Company during the Performance Period through the date immediately prior to the Participant’s Separation from Service, and the denominator of which is the total number of days in the Performance Period. Prorated awards will be paid to the Participant at the time provided in Paragraph 5 provided that, in the event Participant involuntarily Separates from Service without Cause or due to disability, he or she has executed a release, any waiting period in connection with such release has expired, he or she has not exercised any rights to revoke the release and he or she has followed any other applicable and customary termination procedures, as determined by the Company in its sole discretion. For clarity, “disability” as used herein means a condition or circumstance such that the Participant has become totally and permanently disabled as defined or described in the Company’s long term disability benefit plan applicable to executive officers as in effect at the time the Participant incurs a disability.
          (d) No payment shall be made with respect to Cash Target Awards that are forfeited in accordance with this Paragraph 4 and the Participant will have no further rights under this Agreement with respect to any portion of a Cash Target Award that is forfeited.
          5. Payment of Cash Target Award. Vested Cash Target Awards, if any, will be paid to the Participant on or after the third business day after the Company’s annual audit for fiscal year 2012 has been completed and the Company’s fiscal year 2012 annual report on Form 10-K has been filed with the Securities and Exchange Commission, but in no event later than December 31, 2013, subject to the six-month delay described in Paragraph 10(b), if applicable. Notwithstanding the preceding sentence, in the event of a Participant’s death, the Participant’s estate will be eligible to receive an amount not greater than one-hundred percent (100%) of the Cash Target Award, prorated to reflect the number of days he or she worked during the Performance Period, and such amount, which will be determined in the Committee’s sole discretion, will be paid in the year following Participant’s death.
For clarity, awards that are prorated due to a Participant’s death will be calculated as follows: one-hundred percent (100%) or such lesser percentage, as determined in the sole discretion of the Committee, of the Cash Target Award will be multiplied by a fraction, the numerator of which is the number of days the Participant was continuously providing services to the Company during the Performance Period through the date immediately prior to the Participant’s death, and the denominator of which is the total number of days in the Performance Period.
          6. Tax Withholding. The Company shall withhold from any Cash Target Award an amount sufficient to satisfy all federal, state, local or foreign tax withholding requirements (including, but not limited to, the Participant’s FICA and Social Security obligations).

          7. No Right to Continued Employment. Nothing in this Agreement or in the LTIP shall confer upon the Participant any right to continue in the employment or other service of the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company or any Affiliate, which are hereby expressly reserved, to discharge the Participant at any time for any reasons whatsoever, with or without cause.
          8. NonTransferability. The rights and interests of the Participant under this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated except, in the event of the death of the Participant, by will or by the laws of descent and distribution.
          9. Administration. The Committee shall have the power to (a) interpret this Agreement; (b) adopt such rules for the administration, interpretation and application of this Agreement as are consistent therewith; (c) interpret, amend or revoke any such rules; and (d) at its sole discretion, accelerate the time when the restrictions on the Cash Target Award shall lapse. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation with respect to the Cash Target Award granted pursuant to this Agreement.
          10. Section 409A.
          (a) This Agreement is intended, and shall be interpreted, to meet the requirements of Code section 409A and the regulations issued thereunder. To the extent that any provision of this Agreement would cause a conflict with the requirements of Code section 409A, or would cause the administration of the Agreement to fail to satisfy Code section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. Nothing herein shall be construed as a guarantee of any particular tax treatment to a Participant.
          (b) Notwithstanding anything in this Agreement or the LTIP to the contrary, Vested Cash Target Awards shall not be paid during the six-month period following a Participant’s Separation from Service unless the Company determines, in its good faith judgment, that paying such amounts would not cause the Participant to incur an additional tax under Code section 409A, in which case the Cash Target Award shall be paid during the first month following the end of the six-month period.
          11. Unsecured General Creditor. The Company’s obligation hereunder shall constitute a general, unsecured obligation, payable solely out of its general assets, and the Participant shall have no right to any specific assets of the Company.
          12. Miscellaneous.
          (a) This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument.
          (b) The terms of this Agreement may only be amended, modified or waived by a written agreement executed by both of the parties hereto.

          (c) The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles.
          (d) This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein.
          (e) Except as otherwise herein provided, this Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and of the Participant and the Participant’s personal representatives.
          By accepting the grant of the Cash Target Award under this Agreement, the Participant hereby agrees to be bound by the terms and conditions of the LTIP and this Agreement, a copy of which is attached. The payment of any award hereunder is expressly conditioned upon the terms and conditions of the LTIP and this Agreement.
[signature page follows]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date.

USA MOBILITY, INC.

By:

Name:

Title:

PARTICIPANT

Name: